Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES NOVEMBER CASH DISTRIBUTION

DALLAS, Texas, November 18, 2019 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.038987 per unit, payable on December 13, 2019, to unit holders of record on November 29, 2019.

This month’s distribution increased from the previous month due primarily to an increase of both oil and gas production. This reflects the production month of September. Pricing for both oil and gas increased on the Waddell Ranch. Capital Expenditures declined to reflect less activity, with most of the completion of drilling of the additional wells on the Waddell Ranch Properties in the previous months. Lease Operating Expenses (LOE) for the Waddell Ranch properties decreased substantially this month to reflect an adjustment to the electricity rates incurred last month on the Waddell Ranch for the year. The Texas Royalty Properties saw a decrease in the posting of production of oil and gas, primarily due to shorter production month of September. This was offset by a slight increase in pricing for oil and gas for the Texas Royalty Properties.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 51,915 barrels of oil and 287,050 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 13,836 barrels of oil and 74,335 Mcf of gas. The average price for oil was $54.75 per bbl and for gas was $1.75 per Mcf. This would primarily reflect production and pricing for the month of September for oil and the month of August for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,345,452. Deducted from these would be the Lease Operating Expense (LOE) of $1,880,770, taxes of $257,106 and Capital Expenditures (CAPEX) of $80,965 totaling $2,218,841 resulting in a Net Profit of $1,126,611 for the month of October. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $844,958 to this month’s distribution.

ConocoPhillips has advised the Trust of the 2019 budget for the Waddell Ranch reflecting 2 new drill wells into the Wolfcamp formation at an estimated $2.5 million, gross, ($1.2 million net to the Trust), including $1.7 million, gross, ($.8 million net to the trust), of 2018 carryover budget, anticipated to be completed in early 2019. Also, base well work of $1.6 million, gross, ($0.7 million net to the trust) and facilities work of $4.2 million, gross, ($1.8 million net to the Trust) bringing a total of $6.6 million, gross, ($2.97 million to the trust) of drilling and projects for 2019. There are no recompletions planned for the year of 2019.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	51,915	287,050	13,836	74,335	*	$54.75	$1.75	**
Texas Royalties	21,393	15,433	18,229	13,137	*	$53.84	$3.98	**
Prior Month
Waddell Ranch	51,758	252,217	4,989	26,032	*	$51.99	$1.08	**
Texas Royalties	22,746	21,673	19,520	18,583	*	$53.16	$3.24	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 21,393 barrels of oil and 15,433 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 18,229 barrels of oil and 13,137 of gas. The average price for oil was $53.84 per bbl and for gas was $3.98 per Mcf. This would primarily reflect production and pricing for the month of September for oil and the month of August for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,213,207. Deducted from these were taxes of $169,342 resulting in a Net Profit of $1,043,864 for the month of October. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $991,671 to this month’s distribution.

General and Administrative Expenses deducted for the month were $20,988 resulting in a distribution of $1,817,166 to 46,608,796 units outstanding, or $0.038987 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian’s cash distribution history, current and prior year financial reports, including a summary of reserves as of 1/1/2019, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on its website at http://www.pbt-permian.com/.

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Contact:	Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839